CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of J.P. Morgan Fleming Mutual Fund Group, Inc. of our report dated August 22, 2025, relating to the financial statements and financial highlights of JPMorgan Mid Cap Value Fund, which appears in J.P. Morgan Fleming Mutual Fund Group, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended June 30, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
October 20, 2025